Adicet Bio Reports Fourth Quarter and Full Year 2025 Financial Results and Highlights Recent Company Progress

Strong enrollment momentum in Phase 1 autoimmune program evaluating prulacabtagene leucel (prula-cel, formerly ADI-001); clinical update expected in 1H/2026 with an additional update in 2H/2026

Achieved regulatory alignment with the FDA enabling outpatient dosing of prula-cel for lupus nephritis (LN) and systemic lupus erythematosus (SLE) patients in ongoing and future clinical studies

Regulatory filing for ADI‑212 in metastatic castration‑resistant prostate cancer (mCPRC) planned for 3Q/2026; enrollment expected to begin 4Q/2026 pending regulatory clearance

REDWOOD CITY, Calif. – March 12, 2026 – Adicet Bio, Inc. (Nasdaq: ACET), a clinical stage biotechnology company discovering and developing allogeneic gamma delta T cell therapies for autoimmune diseases and cancer, today reported financial results and operational highlights for the fourth quarter and year ended December 31, 2025.

“Adicet closed the year with solid momentum, driven by strong enrollment progress and the positive data from the prula-cel Phase 1 autoimmune study reported during the fourth quarter. Enrollment in our Phase 1 prula‑cel autoimmune study continues advancing ahead of expectations, supported by significant physician and patient interest in the study and FDA alignment that enables outpatient dosing for LN and SLE patients. We look forward to providing a clinical update in LN, SLE and SSc in the first half of this year,” said Chen Schor, President and Chief Executive Officer of Adicet Bio. “Beyond prula-cel, we expect to submit a regulatory filing for ADI-212 for the treatment of mCPRC in the third quarter of 2026 with enrollment expected to begin in the fourth quarter of 2026. Adicet is well positioned for continued execution and poised to deliver meaningful, value‑driving milestones in the year ahead.”

Fourth Quarter 2025 and Recent Operational Highlights:

Autoimmune diseases

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Phase 1 trial of prula‑cel demonstrating strong enrollment momentum across multiple autoimmune indications, with next clinical update expected in the first half of 2026. Adicet continues to advance its ongoing Phase 1 clinical trial evaluating prula-cel across multiple autoimmune diseases. Prula-cel has received Fast Track Designation from the FDA for the potential treatment of relapsed/refractory Class III or Class IV LN, refractory SLE with extrarenal involvement, and systemic sclerosis (SSc). The next clinical update is expected in the first half of 2026, with plans to provide an additional clinical update from the study in the second half of 2026. Adicet plans to meet with the FDA in the second quarter of 2026 to inform potential pivotal trial design. Subject to regulatory clearance to proceed, the Company expects to initiate a pivotal study in LN or LN and SLE patients in the second half of 2026.

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Alignment with FDA allows outpatient dosing for LN and SLE patients. In November 2025, the Company reached alignment with the FDA to allow LN and SLE patients to be dosed with prula-cel in the outpatient setting in ongoing and future clinical trials.

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Phase 1 study underway in treatment-refractory rheumatoid arthritis (RA) patients to evaluate the potential to reduce conditioning requirements. In October 2025, Adicet dosed the first patient in a Phase 1 study of prula-cel in treatment refractory RA. The study is evaluating two lymphodepletion regimens: cyclophosphamide alone and cyclophosphamide in combination with fludarabine. The primary objective of the study is to assess the safety and tolerability of prula-cel, with secondary objectives including evaluation of cellular kinetics, pharmacodynamics, and disease activity scores. The next clinical update on this trial is expected in the second half of 2026.

Solid tumor indications

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Preclinical development ongoing for ADI‑212, with a regulatory filing expected in the third quarter of 2026, which is expected to enable Phase 1 enrollment beginning in the fourth quarter of 2026. Adicet continues to advance preclinical development of ADI‑212, a next‑generation gene‑edited and armored cell therapy candidate targeting prostate-specific membrane antigen (PSMA). ADI‑212 is engineered to express a novel CAR binder designed to support enhanced tolerability and tumor‑specific recognition. It integrates membrane‑tethered IL‑12 armoring, and CRISPR/Cas9‑mediated disruption of subunit 12 (MED12) to enhance potency in solid tumors and deliver multiple anti‑tumor mechanisms of action within the tumor microenvironment. Adicet plans to submit a regulatory filing for ADI-212 for the treatment of mCRPC in the third quarter of 2026, with Phase 1 enrollment expected to begin in the fourth quarter of 2026, subject to regulatory clearance.

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ADI‑212 preclinical data presented at scientific meeting. In October 2025, Adicet presented preclinical data from its ADI‑212 program at the 32nd Annual Prostate Cancer Foundation Scientific Retreat. The data supported the rationale for the program’s design features and demonstrated functional enhancements across multiple preclinical models of disease.

Financial Results for Fourth Quarter and Full Year 2025:

Three months ended December 31, 2025

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Research and Development (R&D) Expenses: R&D expenses were $25.0 million for the three months ended December 31, 2025, compared to $23.3 million during the same period in 2024. The increase in R&D expenses was primarily due to a $6.1 million increase in expenses related to contract research organizations (CROs) and contract development and manufacturing organizations (CDMOs), partially offset by a $2.7 million decrease in payroll and personnel expenses due to lower headcount and a $1.0 million decrease in facilities related expenses.
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General and Administrative (G&A) Expenses: G&A expenses were $6.9 million for the three months ended December 31, 2025, compared to $7.5 million during the same period in 2024. The decrease in G&A expenses was primarily due to a $1.3 million decrease in rent and office related expenses and a $0.7 million decrease in professional services and consultants, partially offset by a $1.6 million increase in payroll and personnel expenses primarily related to stock-based compensation.
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Net Loss: Net loss for the three months ended December 31, 2025 was $30.5 million, or a net loss of $2.94 per basic and diluted share, including non-cash stock-based compensation expense of $5.7 million, as compared to a net loss of $28.7 million, or a net loss of $5.06 per basic and diluted share, including non-cash stock-based compensation expense of $3.8 million during the same period in 2024.

Twelve months ended December 31, 2025

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Research and Development (R&D) Expenses: R&D expenses were $99.1 million for the year ended December 31, 2025, compared to $99.3 million for the year ended December 31, 2024. The decrease in R&D expenses was primarily due to a $5.1 million decrease in payroll and personnel expenses related to lower headcount and a $0.7 million decrease in lab supplies and materials. The decrease was partially offset by a $5.6 million increase in CRO costs primarily for autoimmune studies.
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General and Administrative (G&A) Expenses: G&A expenses were $23.0 million for the year ended December 31, 2025, compared to $28.3 million for the year ended December 31, 2024. The decrease in G&A expenses was primarily due to a decrease in payroll and personnel expenses primarily related to a decrease in stock-based compensation of $3.6 million, a $1.6 million decrease in office related expenses, and a $0.3 million decrease in rent expense.
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Net Loss: Net loss for the year ended December 31, 2025 was $116.8 million, or a net loss of $16.95 per basic and diluted share, including non-cash stock-based compensation expense of $14.3 million, as compared to a net loss of $117.1 million, or a net loss of $21.33 per basic and diluted share, including non-cash stock-based compensation expense of $22.2 million during the same period in 2024.
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Cash Position: Cash, cash equivalents and short-term investments were $158.5 million as of December 31, 2025, compared to $176.3 million as of December 31, 2024. In October 2025, Adicet successfully raised $74.8 million in net proceeds through an underwritten registered direct offering of equity securities. The Company expects that current cash, cash equivalents and short-term investments as of December 31, 2025, will be sufficient to fund its operating expenses into the second half of 2027.

About Adicet Bio, Inc.

Adicet Bio, Inc. is a clinical stage biotechnology company discovering and developing allogeneic gamma delta T cell therapies for autoimmune diseases and cancer. Adicet is advancing a pipeline of “off-the-shelf” gamma delta T cells, engineered with chimeric antigen receptors (CARs), to facilitate durable activity in patients. For more information, please visit our website at https://www.adicetbio.com.

Forward-Looking Statements

This press release contains “forward-looking statements” of Adicet within the meaning of the Private Securities Litigation Reform Act of 1995 relating to the business and operations of Adicet. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements include, but are not limited to, express or implied statements regarding: clinical development of Adicet’s product candidates, including future plans or expectations for prula-cel in autoimmune diseases and the potential safety, tolerability and efficacy for the treatment of autoimmune diseases and cancer; timing and success of the Phase 1 clinical trial of prula-cel in multiple autoimmune indications, including timing and expectations for enrollment and future data releases; expectations regarding regulatory alignment with the FDA to allow LN and SLE patients to be dosed with prula-cel in the outpatient setting; expectations regarding the timing and initiation of a pivotal study for prula-cel in LN or LN and SLE patients; expectations regarding the preclinical and clinical development of ADI-212, including the timing of regulatory filings, clinical startup activities, clinical updates and future data releases; expectations regarding the timing of initiation of enrollment of a Phase 1 trial for ADI-212; expectations regarding the potential potency of ADI-212; and expectations regarding Adicet’s uses of capital, expenses and financial results, including the expected cash runway.

Any forward-looking statements in this press release are based on management’s current expectations and beliefs of future events, and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements, including without limitation, the effect of global economic conditions and public health emergencies on Adicet’s business and financial results, including with respect to disruptions to our preclinical and clinical studies, business operations, employee hiring and retention, and ability to raise additional capital; Adicet’s ability to execute on its strategy including obtaining the requisite regulatory approvals on the expected timeline, if at all; that positive results, including interim results, from a preclinical or clinical study may not necessarily be predictive of the results of future or ongoing studies; clinical studies may fail to demonstrate adequate safety and efficacy of Adicet’s product candidates, which would prevent, delay, or limit the scope of regulatory approval and commercialization; and regulatory approval processes of the U.S. Food and Drug Administration and comparable foreign regulatory authorities are lengthy, time-consuming, and inherently unpredictable; and Adicet’s ability to meet production and product release expectations. For a discussion of these and other risks and uncertainties, and other important factors, any of which could cause Adicet’s actual results to differ from those contained in the forward-looking statements, see the section titled “Risk Factors” in Adicet’s most recent annual report on Form 10-K, as well as discussions of potential risks, uncertainties, and other important factors in Adicet’s other filings with the U.S. Securities and Exchange Commission, including its quarterly report on Form 10-Q. All information in this press release is as of the date of the release, and Adicet undertakes no duty to update this information unless required by law.

ADICET BIO, INC.

Consolidated Statements of Operations and Comprehensive Income

(in thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended December 31,		For the Year Ended December 31,
	2025	2024	2025	2024
Operating expenses:
Research and development	$ 25,036	$ 23,273	$ 99,127	$ 99,323
General and administrative	6,849	7,470	22,987	28,292
Total operating expenses	31,885	30,743	122,114	127,615
Loss from operations	(31,885)	(30,743)	(122,114)	(127,615)
Interest income	1,524	2,067	5,777	10,714
Interest expense	(24)	(1)	(36)	(4)
Other expense, net	(131)	(50)	(430)	(217)
Loss before income tax provision	(30,516)	(28,727)	(116,803)	(117,122)
Income tax provision	—	—	—	—
Net loss	$ (30,516)	$ (28,727)	$ (116,803)	$ (117,122)
Net loss per share, basic and diluted	$ (2.94)	$ (5.06)	$ (16.95)	$ (21.33)
Weighted-average common shares used in computing net loss per share, basic and diluted	10,366,936	5,678,008	6,891,336	5,491,652
Other comprehensive income
Unrealized gain on treasury securities, net of tax	46	(105)	86	16
Total other comprehensive income	46	(105)	86	16
Comprehensive loss	$ (30,470)	$ (28,832)	$ (116,717)	$ (117,106)

ADICET BIO, INC.

Consolidated Balance Sheets Information

(in thousands)

(Unaudited)

	December 31, 2025	December 31, 2024
Cash, cash equivalents, and short term investments in treasury securities	$ 158,530	$ 176,303
Working capital	139,827	160,744
Total assets	192,355	220,219
Accumulated deficit	(614,265)	(497,894)
Total stockholders' equity	159,642	186,609

Adicet Bio, Inc.

Investor and Media Contacts

Anne Bowdidge

abowdidge@adicetbio.com

Penelope Belnap

Precision AQ

Penelope.belnap@precisionaq.com